Exhibit 10.2

PINEAPPLE ENERGY INC.

2022 EQUITY INCENTIVE PLAN

Performance Stock Unit Agreement

Pineapple Energy Inc. (the “Company”), pursuant to its 2022 Equity Incentive Plan (the “Plan”), hereby grants an award of Performance Stock Units to you, the Participant named below.  The terms and conditions of this Award are set forth in this Performance Stock Unit Agreement (the “Agreement”), consisting of this cover page, the Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been provided to you.  Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Target Number of Performance Stock Units:
Maximum Number of Performance Stock Units:
Grant Date:
Performance Period:	January 1, 20__ – December 31, 20__
Vesting Schedule:

The number of Units determined in accordance with Exhibit A to have been earned as of the end of the Performance Period will vest* on the date the Company’s Compensation Committee certifies such performance results, which shall be no later than March 15, 20__.

Performance Goals:	See Exhibit A
* Assumes your Service has been continuous from the Grant Date to the vesting date.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Performance Stock Units.

PARTICIPANT:PINEAPPLE ENERGY INC.

By:

Title:

PINEAPPLE ENERGY INC.

2022 Equity Incentive Plan

Performance Stock Unit Agreement

Terms and Conditions

1.

Award of Performance Stock Units.  The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units (the “Units”) in an amount initially equal to the Target Number of Performance Stock Units specified on the cover page of this Agreement.  The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and [___]% of the Target Number of Units, but may not exceed the Maximum Number of Performance Stock Units specified on the cover page of this Agreement.  Each Unit that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock.  Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to a performance stock unit account in your name maintained by the Company.  This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.Restrictions Applicable to Units.  Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a domestic relations order.  Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to its transfer.  Any attempted transfer in violation of this Section 2 shall be void and without effect.  The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to extent the Units have been earned and thereafter vest as provided in Sections 4 and 5.

3.No Shareholder Rights.  The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock.  You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of earned and vested Units as provided in Section 6.

4.Vesting and Forfeiture of Units.  The Units shall vest at the earliest of the following times and to the degree specified.

(a) Scheduled Vesting.  The number of Units that have been earned during the Performance Period, as determined by the Committee in accordance with Exhibit A, will vest on the Scheduled Vesting Date, so long as your Service has been continuous from the Grant Date to the Scheduled Vesting Date.  For these purposes, the “Scheduled Vesting Date” means the date the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied, and (ii) the number of Units that have been earned during the Performance Period as determined in accordance Exhibit A, which certification shall occur no later than March 15 of the calendar year immediately following the calendar year during which the Performance Period ended.

(b)Disability.  If your Service terminates by reason of your Disability prior to the Scheduled Vesting Date, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to have been earned during the Performance Period in accordance with Exhibit A if your Service had been continuous until the Scheduled Vesting Date.  The pro rata portion shall be determined by multiplying the number of Units that would otherwise have been determined to have been earned by a fraction whose numerator is the number of days during the Performance Period prior to your Service termination date and whose denominator is the number of days in the Performance Period.

(c)Death.  If your Service terminates by reason of your death prior to the Scheduled Vesting Date, then you will be entitled to have vest on the date your Service terminates a pro rata portion of the Target Number of Units specified on the cover page of this Agreement.  The pro rata portion shall be determined in the same manner as provided in Section 4(b) above.

(d)Change in Control.  If a Change in Control occurs while you continue to be a Service Provider and prior to the Scheduled Vesting Date, the following provisions shall apply:

(1) If, within twenty-four (24) months after a Change in Control (A) described in paragraphs (1) or (2) of Section 2(f) of the Plan or (B) that constitutes a Corporate Transaction as defined in paragraph (3) of Section 2(f) of the Plan and in connection with which the surviving or acquiring entity (or its parent entity) has continued, assumed or replaced this Award, you cease to be a Service Provider due to an involuntary termination for reasons other than Cause, then the Units shall be deemed to have been achieved and vested as of such termination date to the degree and in the manner provided in Section 4(d)(iii).

(2) If this Award is not continued, assumed or replaced in connection with a Change in Control that constitutes a Corporate Transaction, then the Units shall be deemed to have been achieved and vested immediately prior to the effective time of the Corporate Transaction to the degree and in the manner provided in Section 4(d)(iii).

(3) The number of Units that would be deemed achieved and vested pursuant to Section 4(d)(i) and Section 4(d)(ii) will be equal to (A) if the accelerated vesting event occurs before the last day of the Performance Period, the Target Number of Units, prorated by multiplying such number of Units by a fraction whose numerator is the number of days during the Performance Period prior to the date of the Change in Control or the termination of Service, as applicable, and whose denominator is the number of days in the Performance Period, or (B) if the accelerated vesting event occurs on or after the last day of the Performance Period, the number of Units will be determined in accordance with Section 4(a) and Annex A hereof based on the actual level of achievement of the performance goals set forth in Annex A.

(e)Forfeiture of Unvested Units.  To the extent any of Sections 4(a) through (d) is applicable to this Award, any Units that do not vest on the applicable vesting date as provided therein shall immediately be forfeited. If your employment terminates prior to the Scheduled Vesting Date under circumstances other than as set forth in Sections 4(b) through (d), all unvested Units shall immediately be forfeited.

5.Settlement of Units.   As soon as practicable after any date on which Units vest (but no later than the 15th day of the third calendar month following the vesting date), the Company shall cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit.  Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 6 and compliance with all applicable legal requirements as provided in Section 16(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units.  If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

6.Tax Consequences and Withholding.  No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares.  You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan.  You may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations by notifying the Company of such election prior to the Vesting Date.

7.Compensation Recovery Policy.  To the extent that this Award and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed.  This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

8.Notices.  Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided.  Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its [____________], at its office at [_____________________________________], [email address], and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.

9.Additional Provisions.

(a)No Right to Continued Service.  This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b)Governing Plan Document.  This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(c)Governing Law.  This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Minnesota, without giving effect to the choice of law principles thereof.

(d)Severability.  The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties.  You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e)Binding Effect.  This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f)Section 409A of the Code.  The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

(g)Electronic Delivery and Acceptance.  The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means.  You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

Exhibit A

PERFORMANCE GOALS